Exhibit 2.2

FIRST AMENDMENT TO THE SHARE PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE SHARE PURCHASE AGREEMENT (this “Amendment”), dated as of October 31, 2016, amends that certain Share Purchase Agreement, dated as of August 15, 2016 (the “Agreement”), by and among Sensus Worldwide Limited, an exempted company incorporated under the laws of Bermuda (“Sensus Worldwide”), Sensus Industries Limited, an exempted company incorporated under the laws of Bermuda (“Sensus Industries”), Sensus USA Inc., a Delaware corporation (“Sensus USA” and, together with Sensus Worldwide and Sensus Industries, “Sellers”), Xylem Inc., an Indiana corporation (“US Buyer”), and Xylem Luxembourg S.à r.l., a Luxembourg, société à responsabilité limitée (“Lux Buyer” and, together with US Buyer, “Buyers”). Capitalized terms used and not defined herein shall have the respective meaning ascribed thereto in the Agreement.

WHEREAS, the Parties hereto have previously executed and delivered the Agreement;

WHEREAS, Section 10.1 of the Agreement provides that the Agreement may be amended, modified or supplemented but only in a writing signed by Buyers and Sellers; and

WHEREAS, Sellers and Buyers wish to amend the Agreement in the manner set forth herein.

NOW, THEREFORE, in connection with the Agreement, the transactions contemplated thereunder and the terms hereof, and in accordance with Section 10.1 of the Agreement, the Parties hereto agree as follows:

1. Amendments to Recitals.

i.	The third paragraph of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, Sensus USA, either directly or through one of its wholly-owned Subsidiaries, is the owner of all of the issued and outstanding equity interests (the “Sub Shares” and, together with the US Shares and the Luxco Shares, the “Shares”) of Sensus de Mexico, S. de RL de CV, a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Sensus Mexico”), Sensus Chile S.A., a sociedad anónima organized under the laws of Chile (“Sensus Chile”), and Sensus Canada Inc., a Canadian corporation (“Sensus Canada” and, together with Sensus USA, Sensus Lux, Sensus Mexico and Sensus Chile, the “Companies” and each, a “Company”); and”

ii.	The fourth paragraph of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, (i) Sensus Industries wishes to sell, and Lux Buyer wishes to purchase, the Luxco Shares, and (ii) immediately thereafter, Sensus Worldwide wishes to sell, and US Buyer wishes to purchase, the US Shares, in each case, upon the terms and subject to the conditions set forth in this Agreement.”

2. Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended as follows:

i.	The definition of “Determination Time” is hereby amended and restated in its entirety as follows:

“‘Determination Time’ shall mean 11:59 p.m. (Eastern Time) on the Closing Date; provided that, notwithstanding the foregoing, all effects arising from the consummation of the transactions contemplated hereby will be disregarded for the purpose of making any determination, except with respect to the determination of Seller Transaction Expenses, as of the Determination Time.”

ii.	The definition of “Sensus Brazil” shall be deleted in its entirety.

3. Amendment to Section 2.5. Section 2.5 of the Agreement is hereby amended and restated in its entirety as follows:

“Purchase Price Allocation. Sellers and Buyers agree that the amounts to be paid by Buyers to, or on behalf of, Sellers hereunder will be allocated in accordance with the fair market values of Sensus USA and the other Companies, the proportions of which are set forth on Exhibit A hereto (the “Allocation”). The Allocation shall be revised for any adjustments to the amounts to be paid by Buyers to, or on behalf of, Sellers hereunder pursuant to Section 2.4, with any adjustment that is specifically attributable to Sensus USA and its US subsidiaries allocated to Sensus USA, any adjustment that is specifically attributable to the other Companies and their subsidiaries allocated to such other Companies, and any adjustment that is not specifically attributable to Sensus USA and its US subsidiaries, on the one hand, or the other Companies and their subsidiaries, on the other hand, allocated pro rata between Sensus USA and the other Companies in accordance with the allocation on Exhibit A. Buyers shall send the revised Allocation to Sellers within thirty (30) calendar days after the determination of the Final Purchase Price pursuant to Section 2.4. Sellers and Buyers shall prepare and file their Tax Returns in a manner consistent with the Allocation. Except as required by Applicable Law, Sellers and Buyers agree that they will not take, or cause or permit to be taken, any position on any Tax Return that would be inconsistent with, prejudice or otherwise adversely affect the Allocation without the prior written consent of the other Party.”

4. Amendment to Section 5.13. The second sentence of Section 5.13 of the Agreement is hereby amended and restated in its entirety as follows:

“The Parties shall use reasonable best efforts to effectuate the transfer of the Sub Shares from Sensus USA and its applicable Subsidiaries to Sensus Lux or one of the other Luxembourg-incorporated Subsidiaries prior to the Closing Date.”

5. Amendment to Exhibit A. Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

6. Effect of the Amendment. Each Party acknowledges that this Amendment constitutes an amendment to the Agreement as contemplated by Section 10.1 of the Agreement. On or after the date hereof, any reference to the Agreement shall constitute a reference to the

Agreement as amended hereby. Except as expressly modified or amended hereby, all terms and provisions of the Agreement shall continue in full force and effect. Any conflict between the terms herein and in the Agreement shall be governed by the terms of this Amendment.

7. Governing Law. The Parties specifically agree that this Amendment and any dispute hereunder, whether in law or in equity, whether in contract or in tort, by statute or otherwise, shall in all respects be interpreted, read, construed and governed by the internal laws of the State of Delaware, exclusive of its conflicts of law rules.

8. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties to this Amendment may deliver their executed counterparts by facsimile or other electronic means.

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IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first written above.

SELLERS:

SENSUS WORLDWIDE LIMITED

By:	/s/ Dennis Bays
Name: Dennis Bays Title: President

SENSUS INDUSTRIES LIMITED

By:	/s/ Dennis Bays
Name: Dennis Bays Title: President

SENSUS USA INC

By:	/s/ Dennis Bays
Name: Dennis Bays Title: President

[Signature page to First Amendment to Share Purchase Agreement]

BUYERS:

XYLEM INC.

By:	/s/ Patrick Decker
Name: Patrick Decker Title: President and Chief Executive Officer

XYLEM LUXEMBOURG S.À R.L.

By:	/s/ Samir H. Patel
Name: Samir H. Patel Title: Manager

[Signature page to First Amendment to Share Purchase Agreement]